UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2014

Heron Therapeutics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

123 Saginaw Drive, Redwood City, California		94063
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-366-2626

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

In December 2014, certain executive officers of Heron Therapeutics, Inc. (the "Company") entered into pre-arranged trading plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies. Each of Barry D. Quart, Pharm.D., the Company’s Chief Executive Officer, Robert H. Rosen, the Company’s President, and Paul G. Marshall, the Company’s Senior Vice President of Technical Operations, individually adopted a Rule 10b5-1(c) trading plan (the "Plans"). Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of Company securities under specified conditions and at specified times. As sales are executed in the future under the Plans, they will be reported in accordance with federal securities laws.

Each of the Plans specifies the aggregate number of shares that can be sold in the open market at prevailing prices for shares previously acquired or upon the exercise of options held for the account of the executive, as well as minimum price thresholds and other sale date requirements. Dr. Quart’s trading plan covers the sale of up to 177,500 shares, Mr. Rosen’s trading plan covers the sale of up to 362,511 shares, and Mr. Marshall’s plan covers the sale of up to 113,750 shares, each for the account of the respective executive. Each of the Plans has been established with an independent broker responsible for execution.

Except as may be so required by law, the Company does not undertake any obligation to update or report any modifications, terminations, or other activity under any publicly announced plan or any other trading plans that may be adopted by other officers or directors of the Company in the future, or to report any plan adopted by an employee who is not an executive officer.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heron Therapeutics, Inc.

December 30, 2014	By:	/s/ Brian G. Drazba

Name: Brian G. Drazba
Title: Vice President, Finance and Chief Financial Officer